Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Guidewire Software, Inc.:
We consent to the use of our report dated September 17, 2014, with respect to the consolidated balance sheets of Guidewire Software, Inc. and subsidiaries as of July 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended July 31, 2014, and the effectiveness of internal control over financial reporting as of July 31, 2014, incorporated herein by reference.
/s/ KPMG LLP
Santa Clara, California
March 5, 2015